Exhibit 99.1



                Heilig-Meyers Announces Merger With Rhodes, Inc.
                         and Quarterly Earnings Results

         RICHMOND,  Va., Sept. 17 /PRNewswire/ --  Heilig-Meyers  Company (NYSE:
HMY), the Richmond-based home furnishings retailer, today announced revenues and earnings for the second quarter ended August 31, 1996. Net earnings were $7.7 million compared to $11.3 million in the prior year. Earnings per share were $0.16 compared to $0.23 during the same period in the prior year. Total revenues for the quarter were $343.5 million compared to $324.9 million for the quarter ended August 31, 1995.

         For the six months ended August 31, 1996, net earnings were $20.1 million compared to $29.8 million in the prior year. Earnings per share were $0.41 compared to $0.60 for the six months ended August 31, 1995. Revenues for the six months rose to $701.4 million from $643.8 million in the prior year.

         Troy A. Peery, Jr., President and Chief Operating Officer, commented that the results for the quarter were primarily the result of lackluster sales from a continued soft retail furniture environment. He noted that the Company continues to focus on improving merchandise selling margins and controlling costs. He added that management is pleased with the progress made in these two areas during the first two quarters of the current fiscal year.

         Heilig-Meyers Company also announced today that it has entered into a merger agreement with Rhodes, Inc. (NYSE: RHD) based in Atlanta, Georgia. Rhodes is a publicly traded specialty furniture retailer with 106 stores in 15 states located in the southern, midwestern and western portion of the United States. Under the terms of the agreement, Rhodes shareholders will receive one share of Heilig-Meyers stock for every two shares of Rhodes stock. Heilig-Myers will issue approximately 4.6 million common shares in the transaction. The transaction is currently structured to be a tax-free exchange of shares and accounted for under purchase accounting rules. The merger is subject to certain closing conditions, including the approval of the stockholders of Rhodes, Inc.

         Mr. Peery noted that Heilig-Meyers and Rhodes are natural merger partners. Heilig-Meyers serves credit-oriented customers primarily in small towns while Rhodes targets credit-oriented customers in medium to mid-size markets. Mr. Peery also added that the synergies and efficiencies created from the combination will create opportunities that the two respective companies do not have as separate operating entities. It is anticipated that the merger will become effective late in Heilig-Meyers' fiscal year and thus have little, if any, impact on current year results. Mr. Peery commented that the transaction is expected to be accretive to earnings in the upcoming fiscal year, and added that the Company plans to operate Rhodes as a separate division of Heilig-Meyers with minimal interruption to Heilig-Meyers' current operations.

         William C. DeRusha, Chairman and Chief Executive Officer, commented that the Rhodes merger presents Heilig-Meyers with substantial opportunity. He noted that Rhodes' format for larger markets broadens Heilig-Meyers' avenues for growth utilizing its national presence and current infrastructure. Mr. DeRusha also noted that the Company has recently signed a letter of intent to purchase certain assets relating to 23 stores of Self Service Furniture Company, headquartered in Spokane, Washington. Eight of these stores are in Washington, six are in Oregon, four are in Idaho, three are in California and two are in Montana. He added that these stores, along with the stores the Company has announced it intends to purchase from McMahan's Furniture Company of Santa Monica, California, are an excellent fit with the Company's current West Coast operations. Closing on the Self Service Furniture Company purchase is anticipated to take place in October.

         Information contained in this release with respect to the expected financial impact and other aspects of the proposed merger is forward-looking. These statements reflect the Company's reasonable judgments with respect to future events and are subject to risks and certainties that could cause actual results to differ materially from those in the forward-looking statements. Such factors include, but are not limited to, the customer's willingness, need and financial ability to purchase home furnishings and related items, the Company's ability to extend credit to its customers, the costs and effectiveness of promotional activities as well as the Company's access to, and cost of, capital. Other factors such as changes in tax laws, recessionary or expansive trends in the Company's markets, inflation rates and regulations and laws which affect the Company's ability to do business in its markets may also impact the outcome of forward-looking statements.

         As of August 31, 1996, Heilig-Meyers operated 755 stores in 26 states and Puerto Rico.

                              HEILIG-MEYERS COMPANY
                       Consolidated Statements of Earnings
                  (Amounts in thousands except per share data)


                                                  Three Months Ended                 Six Months Ended
                                                       August 31                        August 31
                                                   1996         1995                1996          1995
Revenues:
     Sales                                      $286,989      $270,356            $587,680      $536,324
     Other income                                 56,534        54,505             113,757       107,508
     Total revenues                              343,523       324,861             701,437       643,832

Costs and expenses:
     Costs of sales                              191,205       179,853             384,920       349,458
     Selling, general and
       administrative                            111,179       103,018             226,637       201,143
     Interest                                     10,974        10,453              21,565        19,970
     Provision for doubtful
       accounts                                   18,080        13,859              37,023        26,373
     Total costs and expenses                    331,438       307,183             670,145       596,944
     Earnings before provision
       for income taxes                           12,085        17,678              31,292        46,888
     Provision for income taxes                    4,338         6,362              11,175        17,107
     Net earnings                                 $7,747       $11,316             $20,117       $29,781

     Net earnings per share of common stock:
       Primary and fully diluted                   $0.16         $0.23               $0.41         $0.60

     Weighted average shares:
       Primary                                    49,675        49,850              49,289        49,742
       Fully diluted                              49,675        49,850              49,304        49,824
     Cash dividends per share
       of common stock                             $0.07         $0.07               $0.14         $0.14

                              Heilig-Meyers Company
                           Consolidated Balance Sheets
                  (Amounts in thousands except par value data)

                                                                           August 31,           February 29,
                                                                              1996                 1996
ASSETS
     Current assets:
     Cash                                                                  $ 14,080              $ 16,017
     Accounts receivable, net                                               558,195               518,969
     Other receivables                                                       16,042                13,638
     Inventories                                                            310,067               293,191
     Other                                                                   54,590                53,501
     Total current assets                                                   952,974               895,316

Property and equipment, net                                                 240,226               216,059
Excess costs over net assets acquired, net                                  187,008               177,585
                                                                         $1,380,208            $1,288,960

Liabilities and Stockholders' Equity

Current liabilities:
Notes payable                                                              $ 75,000              $190,000
Long-term debt due within one year                                           99,245                17,812
Accounts payable                                                             82,022                87,739
Accrued expenses                                                             85,333                71,916
Total current liabilities                                                   341,600               367,467

Long-term debt                                                              454,761               352,631
Deferred income taxes                                                        50,741                49,879
Stockholders' equity:
     Preferred stock, $10 par value                                            ---                   ---
     Common stock, $2 par value                                              97,245                97,143
     Capital in excess of par value                                         121,478               120,769
     Retained earnings                                                      314,383               301,071
     Total stockholders' equity                                             533,106               518,983
                                                                         $1,380,208            $1,288,960





